UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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ADVOCAT INC.
(Name of Registrant as Specified in Its Charter)

BRISTOL INVESTMENT FUND, LTD. BRISTOL CAPITAL ADVISORS, LLC PAUL KESSLER RICHARD MCKILLIGAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 14, 2009, Bristol Investment Fund, Ltd. (“Bristol”), together with the other participants named therein, made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the 2009 annual meeting of shareholders of Advocat, Inc.

Item 1:  On May 19, 2009, Bristol issued the following press release:

Support Bristol’s Highly Qualified Independent Nominees for Advocat Board

THE CURRENT BOARD’S INTERESTS ARE NOT ALIGNED WITH STOCKHOLDERS

ADVOCAT BOARD NEEDS TO EXPLORE THE SALE OR MERGER OF THE COMPANY

HOLLYWOOD, Calif., May 19 /PRNewswire/ -- Bristol Investment Fund, Ltd. (“Bristol”) announced today that it has sent a letter to the stockholders of Advocat, Inc. (the “Company”) (Nasdaq: AVCA - News) urging stockholders to elect its two highly qualified and independent director nominees, Paul Kessler and Richard McKilligan, at the Company’s 2009 annual meeting of stockholders on May 29, 2009. Bristol, together with the nominees, beneficially owns an aggregate of 422,540 shares of common stock of the Company, representing approximately 7.44% of the outstanding shares of the Company’s common stock.

The full text of the letter follows:

May 19, 2009

Dear Fellow Stockholders of Advocat Inc.:

Bristol Investment Fund, Ltd. (“Bristol”) is seeking your support to elect two highly qualified nominees to the Board of Directors of Advocat Inc. at the 2009 Annual meeting of stockholders to be held at 9:00 a.m. (Central Daylight Time), May 29, 2009, at the Company’s offices, 1621 Galleria Boulevard, Brentwood, Tennessee 37027. We have become increasingly concerned over the direction, compensation and corporate governance at Advocat during the past three years we have been stockholders. Bristol, as one of Advocat’s largest stockholders, beneficially owning an aggregate 422,540 Shares as of the date hereof, approximately 7.44% of the Shares outstanding, believes recent actions by the Board of Directors have not been in the best interests of stockholders and have only served to further entrench management and the Board.

Please vote the GOLD proxy to support our slate of highly qualified independent director nominees so we can try to reposition the Company to maximize stockholder value and end what we believe to be a history of entrenched insider interests operating at stockholder expense.

Advocat senior management and the directors against whom we are campaigning have presided over a dramatic deterioration in the value of our Company. Although they would blame this on what has been a terrible market, Advocat’s deterioration predates and exceeds recent market woes.

Consider:

•
Advocat’s share price declined from a high of $17.64 in February 2007 to close the year at merely $11.02 on December 31, 2007, and the stock traded below $10 several times that year. In contrast, 2007 was generally a strong year for long-term care services companies.

•
Advocat also suffered a massive decline in value during the last 6 months of 2008, losing almost 72% of its value in this short period alone. This decline far exceeded the decline in the Dow Jones U.S. Healthcare Providers Index (NYSEArca:IHF - News) which declined less than 19.6% in that same period.

We believe Advocat has suffered this loss in value because the market has little faith that management is being adequately overseen by its Board. Advocat’s revenues continue to increase, but net income has not kept pace. We believe this is a result of grossly indulgent compensation practices, ineffective management oversight and a Board that has become disconnected from stockholders and market realities. The chart below measures cash flow from operations, excluding capital expenditures, on a per share basis for 2008 for Advocat and companies we believe are comparable to Advocat. Because there are significant differences in size of revenues and operations between Advocat and some of the companies listed below, we believe this cash flow comparison to be one of the best ways to compare performance.

	Cash Flow from Ops	Shares Outstanding	Ratio

AVCA	$9,478,000	5,680,000	1.67
SKH	$63,013,000	37,280,000	1.69
SUNH	$87,834,000	43,590,000	2.02
ENSG	$46,671,000	20,580,000	2.27
KND	$183,079,000	39,010,000	4.69

COMPENSATION TO SENIOR MANAGEMENT AND THE BOARD BEARS LITTLE CORRELATION TO ADVOCAT’S SIZE AND PROFITABILITY

We believe there has been excessive compensation for senior management and Board members at Advocat, which bears little or no correlation to business performance. We believe these spiraling Board expenses are symptomatic of poor corporate governance and a culture of non-accountability at the Company. Even though our nominees, if elected, will represent only a minority of the directors, we will propose a cap on director compensation. By electing our nominees, you are sending a clear message to the Board that they will be held responsible for these actions.

•
According to Advocat’s proxy statement filed May 5, 2009 Mr. Council, the current Chairman and CEO, received total compensation of $3,489,319 over the last three years. During this period, the stock price has declined by over 40%.

•
Mr. Council’s annual salary has increased each year for the last three years despite decreases in net income. In fact, as of May 13, 2009, Mr. Council’s compensation in 2008 amounts to almost 5% of Advocat’s market capitalization!

•	Mr. Richard Brame, a board member for the last 6 years, has served as Chairman of the Compensation Committee that has approved this compensation for the past three years.

•	Advocat has recently sent a letter to stockholders (at stockholder expense) where they compare the compensation of key management favorably to other “comparable” companies. What they fail to state:

•
As of close of market on May 18, 2009, each of these comparable companies have market capitalizations ranging from a low of $308 million for ENSG to a high of $500 million for KND. Advocat’s current market cap is just $16.85 million.

•	According to 2008 year end data KND, SUNH, SKH, and ENSG had an average Net Income of $52,572,500 in 2008 compared to AVCA’s net income of $5,735,000.

•
According to the Company’s 2009 Proxy Statement filed May 5, 2009, Mr. Council and Mr. Brame own only 210,218 shares of which 153,998, over 75%, are options. Of the remaining shares 56,200 shares, we do not know how many were received through previous restricted stock grants.

•
In 2008, Mr. Brame received $77,040 in compensation for serving as Chairman of the Advocat’s Compensation Committee. By comparison, Charles M. Blalack, the Chairman of the Compensation Committee at ENSG, a company whose 2008 net income was $27,509,000 or almost 5 times AVCA’s net income for 2008, received only $66,556 in compensation for the same job at a much larger company!

THE BOARD’S FAILURE TO COMMUNICATE WITH STOCKHOLDERS AND ENTRENCHMENT MENTALITY HAS HURT THE COMPANY

We have tried repeatedly to enter into a constructive dialogue with the Company. Over the last three years, Bristol, as one of Advocat’s largest stockholders, has requested to meet with the independent directors on the Board many times -- only to be rebuffed. It appears all communication with the Board must be vetted through Mr. Council. It is this ineffective way of communicating with stockholders, most recently in evidence at the Company’s quarterly conference call where an investor was actually cut off from asking a question, which has caused us to have to engage in this proxy contest.

This Board seems to respond to stockholder comments and ideas by entrenching themselves with poor corporate governance practices. This Board has:

•
Implemented a stockholder rights plan, commonly referred to as a “poison pill” which makes it nearly impossible for Advocat to be acquired without the Board’s consent, effectively taking this decision away from stockholders.

•
Maintained a classified structure, which reduces accountability of the Board to stockholders, and serves to entrench current directors, even if they are performing poorly. The majority of S&P 500 companies have declassified Boards, and multiple independent studies have found a positive link between firm value and practices favoring stockholders, such as the annual election of directors. Stockholders of Advocat deserve no less than full representation.

•
Approved the employment contracts of key senior management requiring Advocat to continue to pay the CEO up to 250% percent of his contract -- if Advocat decides NOT to renew the contract! We believe this results in a guaranteed bonus for senior management regardless of performance. Mr. Council’s Employment Agreement provides that if the Company determines not to extend his employment for an additional year, the Company must pay him “in a lump sum an amount equal to 250% of his base salary” and thereafter continue to provide him with the benefits and perks that he now enjoys for eighteen months. According to the 2009 Proxy Statement, these payments would then exceed $1.3 million. Similar provisions govern the employment of Mr. Tyler and Mr. Riddle, the COO and CFO. According to the 2009 Proxy Statement, they would be entitled to $447,412 and $305,186 respectively upon a non-renewal of their Employment Agreements. We believe these “golden-parachute” payments exemplify the indifference to stockholders and lack of accountability this Board seems willing to indulge.

•
Allowed the Company to delay its mailing of proxy materials to a date that is a mere three weeks from the Annual Meeting date (according to data received from Broadridge), giving stockholders holding shares through banks and brokers very little time to respond.

LACK OF BOARD OVERSIGHT OF MANAGEMENT = LACK OF POSITIVE RESULTS?

Advocat’s revenues increased 4.4% for the first quarter of 2009 compared to the first quarter of 2008, after adjusting 2008 for leap year. Yet its net income in the same period declined 66%! We believe this decline has been caused by a lack of Board oversight of management. Without true accountability, management has overseen:

•
Occupancy rates for Advocat decline from 78.8% in 2006 -- a low number compared with companies such as Kindred Healthcare, Inc (“KND”) at 88.3% in 2006 and 89% in 2008 and Sun Healthcare Group, Inc. (“SUNH”) at 89.9% in 2006 and 88.9% in 2008 -- to an even lower number of 75.3% in 2008!

•
Consistently large legal claims against Advocat, which we believe are indicative of poor management of care and process in our facilities. It appears not enough has been done to improve this ever increasing expense. We ask, where is the Board oversight here?

•
Overall poor operational control at Advocat resulting in increased expenses, lower occupancy rates, and a lower Medicare mix. Increased revenues should yield an increase in net income, but the exception has become the rule at Advocat.

The chart below measures revenue compared to net income for Advocat and companies that we believe are comparable to Advocat:

	Revenue	Net Income	Ratio
KND	$4,151,396,000	$36,285,000	0.009
AVCA	$288,797,000	$5,735,000	0.020
SKH	$733,330,000	$37,209,000	0.051
ENSG	$469,372,000	$27,509,000	0.059
SUNH	$1,824,184,000	$109,287,000	0.060

Despite these results, the Chairman of the Board, Wally Olson, maintains the current makeup of the Board is “appropriate” and that our nominees would not add any “interest or skills” to the Board. We wonder if Mr. Olson believes the Company’s increased expenses, lower occupancy rates and lower Medicare mix that have occurred under this Board’s watch is appropriate as well?

The fact is our nominees, whose backgrounds are described below, bring strong successful career experience to their future roles as Advocat directors if elected. They have been committed to a level of excellence in their careers that we believe will raise the bar at Advocat for future operating and financial performance and overall accountability of both the Board and management. This is in contrast to the current Board and management, who seem content with the Company’s current poor corporate governance and culture of non-accountability.

SUPPORT NEW NOMINEES FOR ADVOCAT’S BOARD

THAT ARE TRULY INDEPENDENT FROM ADVOCAT’S MANAGEMENT

Bristol’s interests are directly aligned with those of Advocat’s stockholders. Our objective is to maximize the value of Advocat by ensuring that the Company’s assets and management are supervised by a truly independent Board of directors. We do not seek control of Advocat or its Board. We believe our independent director candidates provide investors with the opportunity to implement much needed change at Advocat.

Bristol has nominated Paul Kessler and Richard McKilligan as candidates for election to Advocat’s Board. We believe that our candidates have the experience and independence necessary to maximize value for all stockholders. The biographies of our Nominees are set forth below.

PAUL KESSLER. Since March 2000, Mr. Kessler (age 48) has been the Principal and Manager of Bristol Capital Advisors, LLC (“BCA”), the investment advisor to Bristol. Mr. Kessler specializes in identifying and structuring investment transactions with emerging growth public companies and directing trading in portfolio securities.

RICHARD MCKILLIGAN. Since January 2007, Richard McKilligan (age 45) has served as the General Counsel, Chief Financial Officer and Secretary of Derycz Scientific, Inc. Since August 2008, he has also served as CFO of Percipio Biotherapeutics, Inc. Mr. McKilligan has been a director of Bristol since February 2008, and served as Counsel to BCA from January 2006 to September 2008. Mr. McKilligan was an associate attorney with Morgan, Lewis & Bockius, LLP in their New York and London offices from 1999 until December 2005. Mr. McKilligan earned his law degree from Cornell Law School, his MBA from the University of Chicago and his undergraduate degree in Accountancy from the University of Illinois at Urbana-Champaign. Mr. McKilligan is admitted to the Bars of California, New York and Florida. Derycz Scientific, Inc. is not an affiliate of the Company.

OUR NOMINEES HAVE A PLAN TO MAXIMIZE VALUE

If elected, our Nominees shall commit to do the following:

•	Fulfill their duty as Directors to oversee management

•	Encourage the Board to engage an investment bank to truly explore any and all possible strategic alternatives for the Company - including a possible sale or merger

•	Work to restore financial discipline to the Company

•	Bring true ownership mentality to the Board

•	Ensure that stockholder interests are represented and effectively communicated to the Board

•	Work with management to improve Company operations

•	Seek significant changes in executive compensation to ensure that such compensation bears a reasonable relation to performance

VOTE THE GOLD PROXY CARD TODAY AND PUT PEOPLE ON THE ADVOCAT BOARD THAT ARE COMMITTED TO ACTING IN YOUR BEST INTERESTS

We urge all stockholders to elect our director nominees on the enclosed GOLD proxy card today. Vote for much needed change at Advocat by signing, dating and returning the enclosed GOLD proxy card or you may vote by telephone or Internet if you own through a bank or broker. We urge stockholders to discard any proxy materials received from Advocat and to vote only the GOLD proxy card.

Thank you for your support,

Paul Kessler	Richard McKilligan
Bristol Nominee	Bristol Nominee

CONTACT: Steven Balet, +1-212-297-0724, for Bristol Investment Fund, Ltd.